Exhibit 99

NEWS

CONTACT: Brendan McManus
(301) 380-4495
brendan.mcmanus@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2019 RESULTS

HIGHLIGHTS

•
First quarter reported diluted EPS totaled $1.09, a 6 percent decrease from prior year results. First quarter adjusted diluted EPS totaled $1.41, a 5 percent increase over first quarter 2018 adjusted results;

•	First quarter 2019 comparable systemwide constant dollar RevPAR rose 1.1 percent worldwide, 1.9 percent outside North America and 0.8 percent in North America;

•	The company added nearly 19,000 rooms during the first quarter, including roughly 3,000 rooms converted from competitor brands and approximately 8,000 rooms in international markets;

•	At quarter-end, Marriott’s worldwide development pipeline totaled nearly 2,900 hotels and approximately 475,000 rooms, including roughly 25,000 rooms approved, but not yet subject to signed contracts;

•
First quarter reported net income totaled $375 million, an 11 percent decrease from prior year results. First quarter adjusted net income totaled $482 million, a 1 percent decrease from prior year adjusted results;

•	Adjusted EBITDA totaled $821 million in the quarter, a 7 percent increase over first quarter 2018 adjusted EBITDA;

•
Marriott repurchased 6.7 million shares of the company’s common stock for $828 million during the first quarter. Year-to-date through May 8, the company has repurchased 8.1 million shares for $1.02 billion.

BETHESDA, MD - May 10, 2019 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2019 results.

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “Marriott’s performance in the first quarter was solid. Worldwide systemwide RevPAR for comparable hotels increased 1.1 percent, net rooms grew 5.3 percent, and gross fee revenue rose 6 percent. Despite modest RevPAR growth and higher labor costs, we increased North American house profit margins by 30 basis points and held worldwide house profit margins flat at our company-operated hotels through cost synergies, leading to strong incentive management fee performance in the quarter. Worldwide systemwide RevPAR index increased 100 basis points with index gains in the U.S. at nearly the same level.

“We continue to build our company for the future. In the first quarter, we opened our 7,000th property, the 27-story St. Regis Hong Kong. Year-over-year gross room openings accelerated to nearly 19,000 rooms, a first quarter record. Our development pipeline totaled approximately 475,000 rooms at quarter-end, nearly 3 percent higher than a year ago. Marriott Bonvoy membership rose by 5 million to reach nearly 130 million members.

“Our results in the first quarter highlight the resiliency of our business model and the strength of our brands. Year-to date through May 8, we have returned nearly $1.2 billion to our shareholders through share repurchases and dividends, and we continue to expect to return at least $3 billion for full year 2019.”

First Quarter 2019 Results
Marriott’s reported net income totaled $375 million in the 2019 first quarter, compared to 2018 first quarter reported net income of $420 million. Reported diluted earnings per share (EPS) totaled $1.09 in the quarter, compared to reported diluted EPS of $1.16 in the year-ago quarter.

First quarter 2019 adjusted net income totaled $482 million, compared to 2018 first quarter adjusted net income of $487 million.  Adjusted diluted EPS in the first quarter totaled $1.41, a 5 percent increase from adjusted diluted EPS of $1.34 in the year-ago quarter.  See page A-2 for the calculation of adjusted results. Adjusted results exclude merger-related costs and charges, cost reimbursement revenue, and reimbursed expenses.  Adjusted results for the 2018 first quarter also exclude adjustments to the provisional tax charge resulting from the U.S. Tax Cuts and Jobs Act of 2017 (Tax Act) and an increase to the gain on the sale of Avendra. Adjusted results for the 2018 first quarter include $53 million pre-tax ($0.11 per share) of asset sale gains.

Base management and franchise fees totaled $732 million in the 2019 first quarter, a 6 percent increase over base management and franchise fees of $690 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to unit growth and higher credit card branding fees.

First quarter 2019 incentive management fees totaled $163 million, a 5 percent increase compared to incentive management fees of $155 million in the year-ago quarter. The year-over-year increase largely reflects higher net house profit at most hotels, particularly North American full-service hotels.

Owned, leased, and other revenue, net of direct expenses, totaled $50 million in the 2019 first quarter, compared to $70 million in the year-ago quarter. Compared to the year-ago quarter, results decreased largely due to $21 million of lower termination fees.

General, administrative, and other expenses for the 2019 first quarter totaled $222 million, compared to $247 million in the year-ago quarter. The year-over-year decrease largely reflects the $35 million expense in the 2018 first quarter for the company’s supplemental investments in its workforce and unfavorable foreign exchange in the year-ago quarter, partially offset by an increase in administrative costs and bad debt reserves in the 2019 first quarter.

In the 2019 first quarter, the company incurred $44 million of expenses and recognized $46 million of insurance recoveries related to the data security incident it disclosed on November 30, 2018. The expenses and insurance proceeds are reflected in either the Reimbursed expenses or Merger-related costs and charges lines of the Income Statement, which have been excluded from adjusted net income, adjusted EPS and adjusted EBITDA.

Gains and other income, net, totaled $5 million, compared to $59 million in the year-ago quarter. Gains and other income, net, in the 2018 first quarter largely reflected the $53 million gain associated with the sale of the Buenos Aires Sheraton and Park Tower properties.

Interest expense, net, totaled $91 million in the first quarter compared to $70 million in the year-ago quarter. The increase is largely due to higher debt balances and interest rates.

Equity in earnings for the first quarter totaled $8 million, compared to $13 million in the year-ago quarter. The year-over-year decrease largely reflects the buyout of the AC joint venture.

The reported provision for income taxes totaled $57 million in the first quarter, a 13.2 percent reported effective tax rate, compared to $112 million in the year-ago quarter, a 21.1 percent reported effective tax rate. The reported effective tax rate in the 2019 first quarter largely reflects $42 million of favorable discrete items, compared to $16 million of such items in the year-ago quarter.

For the first quarter, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) totaled $821 million, a 7 percent increase over first quarter 2018 adjusted EBITDA of $770 million. See page A-8 for the adjusted EBITDA calculations.

First Quarter 2019 Results Compared to February 28, 2019 Guidance
On February 28, 2019, the company estimated gross fee revenues for the first quarter would be $885 million to $905 million. Actual gross fee revenues totaled $895 million in the quarter, largely reflecting greater than expected incentive fees, particularly in North America.

The company estimated general, administrative, and other expenses for the first quarter would total $215 million to $220 million. Actual expenses of $222 million in the quarter were higher than expected, largely due to an increase in bad debt reserves.

The company estimated an adjusted effective tax rate of 21 percent for the 2019 first quarter. The adjusted provision for income taxes totaled $95 million in the first quarter, a 16.5 percent effective rate. The tax rate was lower than expected partially due to $15 million of better than expected windfall tax benefit and $12 million of additional favorable discrete items.

The company estimated adjusted EBITDA for the first quarter would total $820 million to $845 million. Actual adjusted EBITDA totaled $821 million.

Selected Performance Information
The company added 114 new properties (18,842 rooms) to its worldwide lodging portfolio during the 2019 first quarter, including The Times Square EDITION, W Dubai - The Palm, and Hotel Banke, Autograph Collection in Paris. Fifteen properties (2,693 rooms) exited the system during the quarter. At quarter-end, Marriott’s lodging system encompassed 7,003 properties and timeshare resorts with nearly 1,333,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 2,853 properties with approximately 475,000 rooms, including 1,166 properties with nearly 216,000 rooms under construction and 146 properties with roughly 25,000 rooms approved for development, but not yet subject to signed contracts.

In the 2019 first quarter, worldwide comparable systemwide constant dollar RevPAR increased 1.1 percent (a 0.3 percent decrease using actual dollars). North American comparable systemwide constant dollar RevPAR increased 0.8 percent (a 0.6 percent increase using actual dollars), and international comparable systemwide constant dollar RevPAR increased 1.9 percent (a 2.5 percent decrease using actual dollars) for the same period.

Worldwide comparable company-operated house profit margins were flat in the first quarter, reflecting solid cost controls and synergies from the Starwood acquisition offset by the impact of modest RevPAR growth and higher wages. House profit margins for comparable company-operated properties outside North America decreased 30 basis points and North American comparable company-operated house profit margins increased 30 basis points in the first quarter.

Balance Sheet
At quarter-end, Marriott’s total debt was $10,256 million and cash balances totaled $258 million, compared to $9,347 million in debt and $316 million of cash at year-end 2018.

In March 2019, the company issued $300 million of floating rate Series BB Senior Notes due in 2021, and $550 million of Series CC Senior Notes due in 2024 with a 3.60 percent interest rate coupon. The company expects to use the net proceeds for general corporate purposes.

Marriott Common Stock
Weighted average fully diluted shares outstanding used to calculate both reported and adjusted diluted EPS totaled 342.8 million in the 2019 first quarter, compared to 363.3 million shares in the year-ago quarter.

The company repurchased 6.7 million shares of common stock in the 2019 first quarter for $828 million at an average price of $124.16 per share. Year-to-date through May 8, the company has repurchased 8.1 million shares for $1.02 billion at an average price of $125.91 per share.

Accounting Update
In the first quarter of 2019, the company adopted Accounting Standards Update 2016-02 (the new lease standard), which brings substantially all leases onto the balance sheet, including operating leases. Adoption of the new standard did not impact the Income Statements or Statements of Cash Flows. A discussion of the impact of the lease changes can be found in the company’s first quarter 2019 Form 10-Q, filed on May 10, 2019.

2019 Outlook
The following outlook for second quarter and full year 2019 does not include merger-related costs and charges, cost reimbursement revenue or reimbursed expenses, which the company cannot accurately forecast and which may be significant.

For the 2019 second quarter, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 1 to 2 percent in North America, 2 to 4 percent outside North America, and 1 to 3 percent worldwide.

The company anticipates second quarter 2019 gross fee revenues will total $990 million to $1,010 million, a 4 to 6 percent increase over second quarter 2018 gross fee revenues of $951 million, including an estimated $5 million of unfavorable foreign exchange. The company anticipates second quarter 2019 incentive management fees will decrease slightly compared to second quarter 2018 incentive management fees of $176 million due to hotels under renovation.

The company expects second quarter 2019 diluted EPS could total $1.52 to $1.58, a 9 to 12 percent decline compared to second quarter 2018 adjusted diluted EPS of $1.73. Second quarter 2018 adjusted results include $119 million pre-tax ($0.26 per share) of asset sale gains in gains and other income, net and equity in earnings. Second quarter 2019 guidance does not assume any asset sale gains.

Marriott anticipates second quarter 2019 adjusted EBITDA could total $940 million to $965 million, flat to up 3 percent over second quarter 2018 adjusted EBITDA of $939 million. This estimate does not reflect any asset sales that may occur in the second quarter of 2019. See page A-9 for the adjusted EBITDA calculation.

For the full year 2019, Marriott expects comparable systemwide RevPAR on a constant dollar basis will increase 1 to 3 percent in North America, 2 to 4 percent outside North America, and 1 to 3 percent worldwide.

Marriott anticipates net room additions of roughly 5.5 percent for full year 2019, with expected room deletions of 1 to 1.5 percent.

The company expects full year 2019 gross fee revenues will total $3,845 million to $3,925 million, a 6 to 8 percent increase over 2018 gross fee revenues of $3,638 million, including approximately $10 million of unfavorable foreign exchange. Full year 2019 estimated gross fee revenues include $410 million to $420 million of credit card branding fees, compared to $380 million for full year 2018. Compared to the estimate the company provided on February 28, this estimate of gross fee revenues largely reflects higher incentive management fees. The company anticipates full year 2019 incentive management fees will increase at a mid single-digit rate over 2018 full year incentive management fees of $649 million.

Marriott anticipates full year 2019 owned, leased, and other revenue, net of direct expenses, could total $285 million to $295 million. This estimate reflects stronger results at owned and leased hotels, offset by $40 million to $45 million of lower year-over-year termination fees. This outlook for full year 2019 does not reflect any additional asset sales that may occur during the year.

The company expects full year 2019 general, administrative, and other expenses could total $920 million to $930 million, flat to down 1 percent from full year 2018 expenses of $927 million. Full year 2018 general, administrative, and other expenses included a $51 million expense for the company’s supplemental investments in its workforce, which is not expected to repeat in 2019.

The company anticipates full year 2019 diluted EPS could total $5.97 to $6.19, flat to down 4 percent from 2018 adjusted diluted EPS of $6.21. Full year adjusted 2018 results include $183 million pre-tax ($0.44 per share) of asset sale gains in gains and other income, net and $65 million pre-tax ($0.21 per share) of asset sale gains in equity in earnings. Full year 2019 guidance does not assume any additional asset sale gains in either gains and other income, net, or equity in earnings.

Marriott expects full year 2019 adjusted EBITDA could total $3,615 million to $3,715 million, a 4 to 7 percent increase over 2018 adjusted EBITDA of $3,473 million. See page A-10 for the adjusted EBITDA calculation.

	Second Quarter 2019 [1]	Full Year 2019 [1]
Gross fee revenues	$990 million to $1,010 million	$3,845 million to $3,925 million
Contract investment amortization	Approx. $15 million	Approx. $60 million
Owned, leased and other revenue, net of direct expenses	Approx. $80 million	$285 million to $295 million
Depreciation, amortization, and other expenses	Approx. $55 million	Approx. $215 million
General, administrative, and other expenses	$225 million to $230 million	$920 million to $930 million
Operating income	$770 million to $795 million	$2,925 million to $3,025 million
Gains and other income	Approx. $0 million	Approx. $10 million
Net interest expense	Approx. $95 million	Approx. $375 million
Equity in earnings (losses)	Approx. $5 million	Approx. $25 million
Earnings per share - diluted	$1.52 to $1.58	$5.97 to $6.19
Effective tax rate	24.5 percent	22.5 percent

[1]
The outlook provided in this table does not include merger-related costs and charges, cost reimbursement revenue or reimbursed expenses, which the company cannot accurately forecast and which may be significant.

The company expects investment spending in 2019 will total approximately $600 million to $800 million, including approximately $225 million for maintenance capital. Investment spending also includes other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments. Assuming this level of investment spending and no additional asset sales, at least $3 billion could be returned to shareholders through share repurchases and dividends in 2019.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Friday, May 10, 2019 at 1:00 p.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 10, 2020.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 4685968. A telephone replay of the conference call will be available from 4:00 p.m. ET, Friday, May 10, 2019 until 8:00 p.m. ET, Thursday, May 16, 2019. To access the replay, call 404-537-3406. The conference ID for the recording is 4685968.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including our RevPAR, profit margin and earnings outlook and assumptions; the number of lodging properties we expect to add to or remove from our system in the future; our expectations regarding the estimates of the impact of new accounting standards; our expectations about investment spending and tax rate; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent quarterly report on Form 10-Q or annual report on Form 10-K. Risks that could affect forward-looking statements in this press release include changes in market conditions; changes in global and regional economies; supply and demand changes for hotel rooms; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from the data security incident; changes in tax laws in countries in which we earn significant income, including guidance that may be issued by U.S. standard-setting bodies on how provisions of the Tax Act will be applied or otherwise administered; and changes to our estimates of the impact of the new accounting standards. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of May 10, 2019. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,000 properties under 30 leading brands spanning 131 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company now offers one travel program, Marriott Bonvoy™, replacing Marriott Rewards®, The Ritz-Carlton Rewards®, and Starwood Preferred Guest®(SPG). For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2019 AND 2018
(in millions except per share amounts, unaudited)

	As Reported	As Reported [10]	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2019	March 31, 2018	Reported 2019 vs. 2018
REVENUES
Base management fees	$282	$273	3
Franchise fees [1]	450	417	8
Incentive management fees	163	155	5
Gross Fee Revenues	895	845	6
Contract investment amortization [2]	(14)	(18)	22
Net Fee Revenues	881	827	7
Owned, leased, and other revenue [3]	375	406	(8)
Cost reimbursement revenue [4]	3,756	3,776	(1)
Total Revenues	5,012	5,009	—

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	325	336	3
Depreciation, amortization, and other [6]	54	54	—
General, administrative, and other [7]	222	247	10
Merger-related costs and charges	9	34	74
Reimbursed expenses [4]	3,892	3,808	(2)
Total Expenses	4,502	4,479	(1)

OPERATING INCOME	510	530	(4)

Gains and other income, net [8]	5	59	(92)
Interest expense	(97)	(75)	(29)
Interest income	6	5	20
Equity in earnings [9]	8	13	(38)
INCOME BEFORE INCOME TAXES	432	532	(19)
Provision for income taxes	(57)	(112)	49
NET INCOME	$375	$420	(11)

EARNINGS PER SHARE
Earnings per share - basic	$1.10	$1.17	(6)
Earnings per share - diluted	$1.09	$1.16	(6)

Basic Shares	339.6	358.4
Diluted Shares	342.8	363.3

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	Gains and other income, net includes gains and losses on the sale of real estate, the sale or impairment of joint ventures and investments, and results from other equity investments.

[9]	Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.
10 Reflects revised information as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
	March 31, 2019	March 31, 2018 [1]	Percent Better/(Worse)
Total revenues, as reported	$5,012	$5,009
Less: Cost reimbursement revenue	(3,756)	(3,776)
Adjusted total revenues**	1,256	1,233

Operating income, as reported	510	530
Less: Cost reimbursement revenue	(3,756)	(3,776)
Add: Reimbursed expenses	3,892	3,808
Add: Merger-related costs and charges	9	34
Adjusted operating income **	655	596	10%

Operating income margin	10%	11%
Adjusted operating income margin **	52%	48%

Net income, as reported	375	420
Less: Cost reimbursement revenue	(3,756)	(3,776)
Add: Reimbursed expenses	3,892	3,808
Add: Merger-related costs and charges	9	34
Less: Gain on sale of Avendra	—	(5)
Income tax effect of above adjustments	(38)	(16)
Add: U.S. Tax Cuts and Jobs Act of 2017	—	22
Adjusted net income **	$482	$487	-1%

Diluted EPS, as reported	$1.09	$1.16
Adjusted Diluted EPS**	$1.41	$1.34	5%

**	Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Reflects revised information as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2019

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	765	241,753	1,186	308,354	1,951	550,107
Marriott Hotels	123	66,322	168	49,722	291	116,044
Marriott Hotels Serviced Apartments	—	—	1	146	1	146
Sheraton	27	23,438	186	63,757	213	87,195
Courtyard	240	38,356	99	21,376	339	59,732
Westin	44	24,123	70	21,632	114	45,755
The Ritz-Carlton	38	11,002	55	15,002	93	26,004
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
JW Marriott	16	10,038	50	19,624	66	29,662
Renaissance	27	11,574	57	17,804	84	29,378
Le Méridien	3	570	73	20,143	76	20,713
Residence Inn	110	16,897	6	643	116	17,540
Four Points	1	134	74	19,106	75	19,240
W Hotels	24	6,965	28	6,908	52	13,873
The Luxury Collection	5	2,234	50	8,866	55	11,100
St. Regis	9	1,728	30	6,903	39	8,631
St. Regis Serviced Apartments	—	—	1	70	1	70
Aloft	1	330	37	8,797	38	9,127
Gaylord Hotels	6	9,918	—	—	6	9,918
AC Hotels by Marriott	3	517	59	7,098	62	7,615
Delta Hotels	24	6,626	—	—	24	6,626
Fairfield by Marriott	7	1,539	31	4,761	38	6,300
SpringHill Suites	31	4,988	—	—	31	4,988
Marriott Executive Apartments	—	—	31	4,580	31	4,580
Protea Hotels	—	—	36	4,328	36	4,328
Autograph Collection	5	1,307	14	2,141	19	3,448
TownePlace Suites	17	1,948	—	—	17	1,948
Element	1	180	6	1,253	7	1,433
EDITION	3	1,019	6	1,301	9	2,320
Moxy	—	—	4	599	4	599
Tribute Portfolio	—	—	4	659	4	659
Bulgari	—	—	5	438	5	438
Franchised	4,248	615,942	559	117,226	4,807	733,168
Courtyard	773	102,917	72	13,434	845	116,351
Fairfield by Marriott	944	87,645	15	2,564	959	90,209
Residence Inn	690	82,053	7	963	697	83,016
Marriott Hotels	214	66,654	53	15,301	267	81,955
Sheraton	161	47,763	62	17,715	223	65,478
SpringHill Suites	392	44,986	—	—	392	44,986
TownePlace Suites	378	37,979	—	—	378	37,979
Westin	86	28,396	24	7,577	110	35,973
Autograph Collection	92	19,275	55	12,339	147	31,614
Four Points	156	23,619	47	7,452	203	31,071
Renaissance	61	17,457	28	7,601	89	25,058
Aloft	107	15,966	16	2,652	123	18,618
AC Hotels by Marriott	51	8,652	36	5,157	87	13,809
The Luxury Collection	12	2,850	42	7,992	54	10,842
Delta Hotels	38	8,590	2	562	40	9,152
Moxy	13	2,739	27	5,703	40	8,442
Le Méridien	16	3,417	16	4,244	32	7,661
JW Marriott	12	5,643	6	1,624	18	7,267
Tribute Portfolio	19	4,494	11	1,210	30	5,704
Element	32	4,418	2	293	34	4,711
Protea Hotels	—	—	37	2,770	37	2,770
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	73	1	73

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2019

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	29	8,281	34	8,820	63	17,101
Courtyard	19	2,814	4	894	23	3,708
Sheraton	2	1,474	4	1,830	6	3,304
Marriott Hotels	3	1,664	5	1,631	8	3,295
W Hotels	1	509	2	665	3	1,174
Protea Hotels	—	—	7	1,168	7	1,168
Westin	1	1,073	—	—	1	1,073
Renaissance	1	317	3	749	4	1,066
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
St. Regis	1	238	1	160	2	398
Residence Inn	1	192	1	140	2	332
The Luxury Collection	—	—	2	287	2	287
Autograph Collection	—	—	2	247	2	247
Residences	57	6,729	36	3,424	93	10,153
The Ritz-Carlton Residences	35	4,624	11	950	46	5,574
W Residences	9	1,078	5	524	14	1,602
St. Regis Residences	7	585	7	593	14	1,178
Westin Residences	3	266	2	362	5	628
Bulgari Residences	—	—	4	448	4	448
The Luxury Collection Residences	2	151	3	115	5	266
Sheraton Residences	—	—	2	262	2	262
Marriott Hotels Residences	—	—	1	108	1	108
Autograph Collection Residences	—	—	1	62	1	62
EDITION Residences	1	25	—	—	1	25
Timeshare*	70	18,424	19	3,873	89	22,297
Grand Total	5,169	891,129	1,834	441,697	7,003	1,332,826

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2019

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	176	49,118	317	74,289	493	123,407
JW Marriott	28	15,681	57	21,744	85	37,425
The Ritz-Carlton	39	11,431	57	15,555	96	26,986
The Ritz-Carlton Residences	35	4,624	11	950	46	5,574
The Ritz-Carlton Serviced Apartments	—	—	5	697	5	697
The Luxury Collection	17	5,084	94	17,145	111	22,229
The Luxury Collection Residences	2	151	3	115	5	266
W Hotels	25	7,474	30	7,573	55	15,047
W Residences	9	1,078	5	524	14	1,602
St. Regis	10	1,966	31	7,063	41	9,029
St. Regis Residences	7	585	7	593	14	1,178
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	3	1,019	6	1,301	9	2,320
EDITION Residences	1	25	—	—	1	25
Bulgari	—	—	6	511	6	511
Bulgari Residences	—	—	4	448	4	448
Full-Service	956	344,718	875	252,384	1,831	597,102
Marriott Hotels	340	134,640	226	66,654	566	201,294
Marriott Hotels Residences	—	—	1	108	1	108
Marriott Hotels Serviced Apartments	—	—	1	146	1	146
Sheraton	190	72,675	252	83,302	442	155,977
Sheraton Residences	—	—	2	262	2	262
Westin	131	53,592	94	29,209	225	82,801
Westin Residences	3	266	2	362	5	628
Renaissance	89	29,348	88	26,154	177	55,502
Autograph Collection	97	20,582	71	14,727	168	35,309
Autograph Collection Residences	—	—	1	62	1	62
Le Méridien	19	3,987	89	24,387	108	28,374
Delta Hotels	62	15,216	2	562	64	15,778
Gaylord Hotels	6	9,918	—	—	6	9,918
Tribute Portfolio	19	4,494	15	1,869	34	6,363
Marriott Executive Apartments	—	—	31	4,580	31	4,580
Limited-Service	3,967	478,869	623	111,151	4,590	590,020
Courtyard	1,032	144,087	175	35,704	1,207	179,791
Residence Inn	801	99,142	14	1,746	815	100,888
Fairfield by Marriott	951	89,184	46	7,325	997	96,509
SpringHill Suites	423	49,974	—	—	423	49,974
Four Points	157	23,753	121	26,558	278	50,311
TownePlace Suites	395	39,927	—	—	395	39,927
Aloft	108	16,296	53	11,449	161	27,745
AC Hotels by Marriott	54	9,169	95	12,255	149	21,424
Moxy	13	2,739	31	6,302	44	9,041
Protea Hotels	—	—	80	8,266	80	8,266
Element	33	4,598	8	1,546	41	6,144
Timeshare*	70	18,424	19	3,873	89	22,297
Grand Total	5,169	891,129	1,834	441,697	7,003	1,332,826

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended March 31, 2019 and March 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$211.50	0.9%	74.6%	-3.3%	pts.	$283.66	5.5%
The Ritz-Carlton	$318.86	5.1%	76.6%	1.1%	pts.	$416.07	3.7%
W Hotels	$228.84	-5.2%	74.3%	-5.5%	pts.	$307.92	1.8%
Composite North American Luxury [1]	$285.63	1.7%	75.9%	-2.2%	pts.	$376.42	4.8%
Marriott Hotels	$147.77	2.0%	72.6%	-0.4%	pts.	$203.48	2.6%
Sheraton	$126.08	-2.8%	71.2%	-1.5%	pts.	$177.17	-0.7%
Westin	$138.44	-1.9%	71.0%	-1.1%	pts.	$194.93	-0.3%
Composite North American Upper Upscale [2]	$140.91	1.1%	72.3%	-0.4%	pts.	$194.99	1.7%
North American Full-Service [3]	$166.02	1.3%	72.9%	-0.7%	pts.	$227.76	2.3%
Courtyard	$95.27	-1.6%	66.5%	-2.4%	pts.	$143.21	1.9%
Residence Inn	$120.37	-0.9%	75.3%	-1.2%	pts.	$159.92	0.7%
Composite North American Limited-Service [4]	$102.02	-1.5%	69.4%	-2.1%	pts.	$147.06	1.6%
North American - All [5]	$145.70	0.7%	71.8%	-1.2%	pts.	$203.00	2.3%

Comparable Systemwide North American Properties
	Three Months Ended March 31, 2019 and March 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Brand	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
JW Marriott	$205.86	1.7%	75.2%	-2.2%	pts.	$273.58	4.7%
The Ritz-Carlton	$311.16	5.0%	75.9%	1.1%	pts.	$410.13	3.6%
W Hotels	$228.84	-5.2%	74.3%	-5.5%	pts.	$307.92	1.8%
Composite North American Luxury [1]	$265.03	2.4%	75.2%	-1.7%	pts.	$352.26	4.8%
Marriott Hotels	$126.53	2.4%	69.3%	-0.1%	pts.	$182.51	2.5%
Sheraton	$102.47	-1.8%	66.9%	-1.9%	pts.	$153.19	1.0%
Westin	$138.75	-0.6%	70.5%	-1.3%	pts.	$196.82	1.3%
Composite North American Upper Upscale [2]	$125.83	1.7%	69.4%	-0.5%	pts.	$181.24	2.3%
North American Full-Service [3]	$139.49	1.8%	70.0%	-0.6%	pts.	$199.27	2.6%
Courtyard	$92.96	-0.4%	67.3%	-1.2%	pts.	$138.21	1.5%
Residence Inn	$108.60	-0.8%	74.5%	-1.0%	pts.	$145.80	0.6%
Fairfield by Marriott	$72.35	-1.0%	64.9%	-1.2%	pts.	$111.42	0.7%
Composite North American Limited-Service [4]	$90.87	-0.3%	68.9%	-1.0%	pts.	$131.87	1.1%
North American - All [5]	$111.69	0.8%	69.4%	-0.8%	pts.	$161.00	2.0%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Upper Upscale.

[4]	Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2019 and March 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$83.19	2.7%	64.8%	1.6%	pts.	$128.45	0.2%
Rest of Asia Pacific	$130.59	4.2%	75.9%	2.8%	pts.	$172.08	0.4%
Asia Pacific	$103.41	3.5%	69.5%	2.1%	pts.	$148.77	0.4%

Caribbean & Latin America	$160.09	3.2%	66.9%	0.1%	pts.	$239.19	3.0%
Europe	$113.76	1.2%	64.9%	-0.1%	pts.	$175.28	1.4%
Middle East & Africa	$117.53	-4.1%	70.3%	1.6%	pts.	$167.16	-6.3%

International - All [1]	$112.69	1.4%	68.4%	1.4%	pts.	$164.67	-0.6%

Worldwide [2]	$129.19	1.0%	70.1%	0.1%	pts.	$184.28	0.9%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2019 and March 31, 2018
	REVPAR		Occupancy			Average Daily Rate
Region	2019	vs. 2018	2019	vs. 2018		2019	vs. 2018
Greater China	$82.43	2.9%	64.3%	1.8%	pts.	$128.17	0.0%
Rest of Asia Pacific	$126.88	3.6%	74.6%	2.0%	pts.	$170.09	0.8%
Asia Pacific	$104.12	3.3%	69.3%	1.9%	pts.	$150.18	0.5%

Caribbean & Latin America	$122.49	3.6%	65.2%	-0.1%	pts.	$187.89	3.8%
Europe	$100.24	2.2%	63.5%	0.2%	pts.	$157.73	1.9%
Middle East & Africa	$111.78	-3.7%	69.4%	1.6%	pts.	$160.99	-5.9%

International - All [1]	$106.24	1.9%	67.1%	1.1%	pts.	$158.23	0.2%

Worldwide [2]	$110.16	1.1%	68.7%	-0.3%	pts.	$160.24	1.5%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2019
First Quarter
Net income, as reported	$375
Cost reimbursement revenue	(3,756)
Reimbursed expenses	3,892
Interest expense	97
Interest expense from unconsolidated joint ventures	2
Tax provision	57
Depreciation and amortization	54
Contract investment amortization	14
Depreciation classified in reimbursed expenses	30
Depreciation and amortization from unconsolidated joint ventures	7
Share-based compensation	40
Merger-related costs and charges	9
Adjusted EBITDA **	$821

Increase over 2018 Adjusted EBITDA **	7%

	Fiscal Year 2018 [1]
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$420	$667	$503	$317	$1,907
Cost reimbursement revenue	(3,776)	(4,048)	(3,735)	(3,984)	(15,543)
Reimbursed expenses	3,808	3,964	3,855	4,151	15,778
Interest expense	75	85	86	94	340
Interest expense from unconsolidated joint ventures	2	3	2	3	10
Tax provision	112	207	91	28	438
Depreciation and amortization	54	58	52	62	226
Contract investment amortization	18	13	13	14	58
Depreciation classified in reimbursed expenses	33	34	39	41	147
Depreciation and amortization from unconsolidated joint ventures	10	10	10	10	40
Share-based compensation	38	47	43	43	171
Gain on asset dispositions	(58)	(109)	(16)	(6)	(189)
Gain on investees’ property sales	—	(10)	(55)	—	(65)
Merger-related costs and charges	34	18	12	91	155
Adjusted EBITDA **	$770	$939	$900	$864	$3,473

**	Denotes non-GAAP financial measures. Please see pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use

[1]	Reflects revised information for our 2018 first, second, and third quarters as presented in our 2018 Annual Report on Form 10-K.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2019
($ in millions)

	Range
	Estimated Second Quarter 2019		Second Quarter 2018 **
Net income excluding certain items [1]	$513	$532
Interest expense	100	100
Interest expense from unconsolidated joint ventures	—	—
Tax provision	167	173
Depreciation and amortization	55	55
Contract investment amortization	15	15
Depreciation classified in reimbursed expenses	30	30
Depreciation and amortization from unconsolidated joint ventures	10	10
Share-based compensation	50	50
Adjusted EBITDA **	$940	$965	$939

Increase over 2018 Adjusted EBITDA**	0%	3%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2019
($ in millions)

	Range
	Estimated Full Year 2019		Full Year 2018 **
Net income excluding certain items [1]	$2,007	$2,083
Interest expense	405	405
Interest expense from unconsolidated joint ventures	10	10
Tax provision	578	602
Depreciation and amortization	215	215
Contract investment amortization	60	60
Depreciation classified in reimbursed expenses	130	130
Depreciation and amortization from unconsolidated joint ventures	30	30
Share-based compensation	180	180
Adjusted EBITDA **	$3,615	$3,715	$3,473

Increase over 2018 Adjusted EBITDA**	4%	7%

** Denotes non-GAAP financial measures. See pages A-11 and A-12 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]
Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges, which the company cannot accurately forecast and which may be significant, except for depreciation classified in reimbursed expenses, which is included in the caption “Depreciation classified in reimbursed expenses” above.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, and merger-related costs and charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs and charges, the gain on the sale of our ownership interest in Avendra, and the income tax effect of these adjustments, as well as the impact of the U.S. Tax Cuts and Jobs Act of 2017. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, pre-tax merger-related costs and charges, and share-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and charges” caption of our Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing temporary timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR may not be comparable to similarly titled measures, such as revenues. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative pro forma combined company RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.